Exhibit 99.1
EDAC Technologies Reports Record Sales and Operating Earnings for
Fiscal 2011 Second Quarter
— Net Income Rises to $0.19 per Share on Record Sales of $21.9 Million —
— Backlog Totals Approximately $168 Million at Quarter-End —
FARMINGTON, Conn., July 28, 2011 — EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, today reported record sales of $21.9 million for the second quarter of fiscal 2011, an increase of 16% compared with $18.8 million for the second quarter of fiscal 2010. On a sequential basis, the 2011 second quarter sales rose more than 8% from the $20.2 million reported for the 2011 first quarter.
Net income for the 2011 second quarter was $977,000, or $0.19 per diluted share, an increase of 183% compared to $345,000, or $0.07 per diluted share, reported for the same period of 2010. Sequentially, the 2011 second quarter net income was more than double the $408,000, or $0.08 per share, reported for the first quarter of 2011.
EDAC noted that all three of its major product lines, EDAC AERO, APEX Machine Tool and EDAC Machinery, contributed to the increase in 2011 second quarter sales both sequentially and as compared with the year-ago period. The sharp rise in net income versus the 2010 period primarily reflected the increase in sales, as well as a higher gross margin due to more cost-effective manufacturing of certain parts and a favorable product mix.
Sales for EDAC’s three major product lines, and the key factors contributing to the sales trends, are as follows:
▪	Sales for the EDAC AERO product line were $14.3 million, an increase of 13% from the second quarter of 2010 and 4% higher than the 2011 first quarter. This primarily reflected increased shipments of fan cases, stators and other components for a number of aircraft engine programs.

▪	Sales for the APEX Machine Tool product line were $5.3 million in the 2011 second quarter, an increase of 10% from the year-ago first quarter and up 14% sequentially, reflecting increased demand for fixture, tooling and mold products due to the economic recovery, as well as ongoing efforts to expand the customer base and markets for APEX products.

▪	Sales for the EDAC Machinery product line were $2.3 million, an increase of 62% from the second quarter of last year and up 27% sequentially. This reflected stronger sales of spindle and precision grinder products to aerospace and automotive customers due to the economic recovery, as well as the Company’s successful efforts to revitalize the acquired SNI and Accura Technics businesses.
Other highlights of EDAC’s results for the recent period are as follows:
▪	Gross profit for the 2011 second quarter was $3.6 million, or 16.6% of sales. This compares with $2.3 million, or 12.0% of sales, in the 2010 second quarter and $2.8 million, or 13.9% of sales, in the 2011 first quarter. The gross margin increase reflected more cost-effective production processes for certain parts and a shift in sales mix to the Company’s higher margin product lines.

▪	SG&A expenses for the 2011 second quarter were $1.9 million, or 8.7% of sales, compared with $1.5 million or 8.1% of sales in the second quarter of 2010 and $1.9 million, or 9.6% of sales, in the first quarter of 2011.

▪	Operating income for the second quarter of 2011 was $1.7 million, up 137% from the $729,000 recorded in the 2010 second quarter and double the $864,000 recorded for the 2011 first quarter.
For the first six months of fiscal 2011, EDAC’s sales increased 15% to $42.1 million from $36.6 million for the comparable 2010 period. Income from operations was $2.6 million for the first half of 2011, up 128% from $1.1 million for the same period of 2010. Net income was $1.4 million, or $0.27 per diluted share, for the first half of 2011. For the first half of 2010, net income was $704,000, or $0.14 per diluted share, including other income of $360,000 from the recognition of a deposit on an equipment purchase made by AERO prior to its acquisition.
Backlog and Outlook
Total sales backlog at July 2, 2011 was approximately $168.0 million, compared with $134.4 million at the end of the 2011 first quarter and $135.1 million at July 3, 2010.
“EDAC’s performance for the second quarter shows that we are achieving the critical mass of sales needed to drive stronger margins and a more consistent level of profitability. We have accomplished this goal by working to position each of our key product lines to capture the opportunities in their respective markets. EDAC AERO has benefitted from our investments in broadening the range of parts we provide to key aerospace customers, as well as in enhancing our production capabilities. APEX Machine Tool is focused on serving larger and more complex customer projects and was aided further by an improved economic environment. EDAC Machinery has expanded its product portfolio and technical capabilities through acquisitions that are now beginning to gain solid traction,” said Dominick A. Pagano, EDAC’s President and Chief Executive Officer.
“For the remainder of 2011, we expect continued top-line growth as compared to the year-ago periods. Based on our backlog, and past customer demands, we expect this growth to be lighter in the third quarter and more heavily concentrated in this year’s fourth quarter. Over the longer term, we believe the prospects for the aerospace industry are very favorable, as the level of aircraft orders at the recent Paris Air Show indicates solid demand along the aerospace supply chain beginning in the next several years, while our industrial lines will benefit as economic conditions remain on track,” Mr. Pagano concluded.
Conference Call and Webcast
The Company will host a conference call to review the above results at 10:00 a.m. (Eastern Time) today, July 28, 2011. The call will be broadcast simultaneously over the Internet. Listeners can access a webcast of the conference call live over the Internet at www.edactechnologies.com. Please allow 10 minutes prior to the call to visit the site to download and install any necessary audio software. After the call has taken place, its archived version will be available at this web site.
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines. Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision grinders and precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.

Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:	EDAC Technologies Corporation Glenn L. Purple Vice President-Finance 860-677-2603 Comm-Counsellors, LLC Edward Nebb 203-972-8350 June Filingeri 203-972-0186
(Financial Tables Follow)

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(in thousands except per share amounts)

	For the three months ended		For the six months ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Sales	$21,880	$18,841	$42,079	$36,628

Cost of sales	18,249	16,583	35,639	32,229

Gross profit	3,631	2,258	6,440	4,399

Selling, general and administrative expenses	1,903	1,529	3,848	3,260

Income from operations	1,728	729	2,592	1,139

Non-operating income (expense):
Interest expense	(273)	(262)	(533)	(452)
Other income	3	—	8	360

Income before income taxes	1,458	503	2,067	1,047

Provision for income taxes	481	158	682	343

Net income	$977	$345	$1,385	$704

Income per common share data:
Basic income per share	$0.20	$0.07	$0.28	$0.15

Diluted income per share	$0.19	$0.07	$0.27	$0,14

Weighted average shares outstanding:
Basic	4,924	4,857	4,917	4,850
Diluted	5,077	5,102	5,041	5,029

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)	(Audited)
	July 2,	January 1,
	2011	2011
ASSETS
CURRENT ASSETS:
Cash	$1,247	$975
Accounts receivable, net	17,820	14,955
Inventories, net	21,526	20,219
Prepaid expenses and other current assets	411	184
Refundable income taxes	80	80
Deferred income taxes	1,613	1,613

Total current assets	42,697	38,026

PROPERTY, PLANT AND EQUIPMENT	53,818	51,818
Less: accumulated depreciation	29,939	28,595

	23,879	23,223

OTHER ASSETS	131	155

TOTAL ASSETS	$66,707	$61,404

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$5,722	$4,793
Current portion of long-term debt	2,628	4,370
Trade accounts payable	8,049	7,336
Employee compensation and amounts withheld	1,785	1,212
Accrued expenses	2,226	2,136
Customer advances	648	857

Total current liabilities	21,058	20,704

LONG-TERM DEBT, less current portion	13,244	9,858

PENSION LIABILITIES	1,526	1,526

DEFERRED INCOME TAXES	4,437	4,473

SHAREHOLDERS’ EQUITY:
Common stock	12	12
Additional paid-in capital	11,897	11,690
Retained earnings	17,015	15,630
Accumulated other comprehensive loss	(2,482)	(2,489)

Total shareholders’ equity	26,442	24,843

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$66,707	$61,404